Exhibit 99.1

WWE® Announces New Location of Annual Meeting of Stockholders

STAMFORD, Conn.--(BUSINESS WIRE)--April 8, 2014--World Wrestling Entertainment, Inc. (NYSE:WWE) today announced that it has changed the location of its Annual Meeting of Stockholders to be held on April 25, 2014 at 10:00 am Eastern Standard Time as follows:

New Location:	Hilton Stamford Hotel
One First Stamford Place
Stamford, CT 06902
Ballroom III

Stockholders of record as of the close of business on March 3, 2014 will receive a letter regarding the new location. A formal Notice of Meeting, Proxy Statement and Proxy Card have been sent to stockholders as of the record date. Stockholders will not receive a new proxy card.

About WWE:

WWE, a publicly traded company, is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Miami, Mumbai, Shanghai, Singapore, Munich and Tokyo.

Additional information on WWE can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to www.wwe.com/worldwide/.

CONTACT:
For WWE
Investors:
Laura Kiernan, 203-328-2519
or
Media:
Tara Carraro, 203-352-8625